Ballantyne Strong Reports Financial Results

for Fourth Quarter 2015

OMAHA, Nebraska (March 7, 2016) – Ballantyne Strong, Inc. (NYSE MKT: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial and government markets, today reported financial results for the fourth quarter ended December 31, 2015.

Net revenues were $27.1 million in the fourth quarter of 2015, compared with $28.4 million in the same period of the prior year. Net losses totaled $1.2 million, or ($0.08) per share, in the fourth quarter of 2015, compared with net income of $318,000, or $0.02 per share, in the same period of the prior year.

The financial results for the fourth quarter of 2015 include $1.8 million of charges that are expected to be non-recurring in nature. These charges include the following items:

●	A charge of $1.0 million related to bad debt

●	A charge of $0.4 million of income tax expense driven by a change in permanently reinvested earnings

●	A charge of $0.2 million for severance costs

●	Other charges of $0.2 million

Kyle Cerminara, Chairman and CEO of Ballantyne Strong, commented, “We are excited about the continued improvements in our Cinema and Digital Media businesses. Over the past several months the Board has implemented a strategy for the company that focuses on making optimal capital allocation decisions across the company’s businesses and investments. We expect to continue to invest in and grow the Cinema and Digital Media businesses. We are also evaluating investments in other industries where we believe the company can earn high returns on invested capital. Increased cash flow and return on invested capital is what we expect to drive increased shareholder value at Ballantyne Strong over the next five years and beyond.”

Q4 2015 Financial Summary

Cinema revenues were $19.4 million in the fourth quarter of 2015, compared with $19.3 million in the same period of the prior year. The increase is primarily attributable to higher sales of digital projectors and cinema equipment.

Digital Media revenues were $8.0 million in the fourth quarter of 2015, compared with $9.4 million in the same period of the prior year. The decrease is attributable to lower project revenues as the prior year included two large installations.

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Consolidated gross profit was $5.7 million in the fourth quarter of 2015, compared with $5.6 million in the same quarter of the prior year. Gross margin was 20.9% in the fourth quarter of 2015, compared with 19.9% in the same quarter of the prior year. This represents an improvement of 100 basis points in comparison to the same quarter of the prior year. Margin improvements were driven by the Digital Media segment.

Selling, general and administrative expenses (SG&A) were $5.9 million in the fourth quarter of 2015, compared with $5.2 million in the same quarter of the prior year. SG&A in the fourth quarter of 2015 included charges for bad debt, severance and other charges. Excluding these charges, adjusted SG&A expenses were $4.5 million. This represents a 13.5% reduction in comparison to the same quarter of the prior year. This decrease in comparison to the prior year was attributable to reductions in compensation related expenses.

Twelve Month Results

For the twelve months ended December 31, 2015, net revenues were $92.8 million, compared with $95.1 million for the same period in 2014. Gross profit amounted to $17.6 million, or 18.9% of net revenues, compared to gross profit of $18.2 million, or 19.1% of net revenues in the prior year period. Net loss was $17.5 million, or ($1.24) per share, compared to a net loss of $4 thousand, or $0.00 per share, for the twelve months ended December 31, 2014. The results for the twelve months ended December 31, 2015 included $18.4 million of charges that are expected to be non-recurring in nature. These charges were related to a notes receivable valuation adjustment, severance, facility consolidation, the proxy contest, inventory valuation, software intangible impairment, bad debt, other charges and deferred tax valuation allowances.

Balance Sheet

Ballantyne’s cash and cash equivalents balance at December 31, 2015 was $22.1 million, which was lower than the $24.7 million at the end of the prior quarter. The decrease in cash was driven by cash utilized during the quarter for investments in marketable securities of $2.1 million and equity investments of $4.0 million. The business operations continue to be cash generative. Most of the significant items outlined above were all non-cash in nature and allowed the Company to maintain its strong cash position.

Conference Call and Webcast

A conference call to discuss 2015 fourth quarter financial results will be held on Monday, March 7, 2016 at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time. Investors and analysts are invited to access the conference call by dialing 866-652-5200 (domestic) or 412-317-6060 (international), and referencing “Ballantyne Strong”. A link to the fourth quarter presentation and a live webcast of the call is available on the Investors – Financial Reports & Webcasts section of http://www.strong-world.com.

After the live webcast, a replay will remain available in the Investor Relations section of Ballantyne Strong’s website. A replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) through March 17, 2016, conference ID 10079832.

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About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong and its subsidiaries engage in diverse business activities including the design, integration and installation of technology solutions for a broad range of applications; development and delivery of out-of-home messaging, advertising and communications; manufacturing of projection screens; and providing managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial, and government markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management’s expectations.

CONTACT:

Nate Legband	Elise Stejskal
Chief Financial Officer	Investor Relations
402/829-9404	402/829-9423

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Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$22,070	$22,491
Accounts receivable (less allowance for doubtful accounts of $1,927 in 2015 and $679 in 2014)	11,359	20,266
Inventories, net	9,693	14,108
Recoverable income taxes	85	1,255
Other current assets	2,739	2,956
Total current assets	45,946	61,076
Property, plant and equipment, net	11,768	13,914
Marketable securities	2,101	—
Equity method investments	4,001	—
Intangible assets, net	235	1,168
Goodwill	863	1,029
Notes receivable	1,669	2,985
Deferred income taxes	—	7,736
Other assets	281	1,447
Total assets	$66,864	$89,355
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,369	$9,039
Accrued expenses	4,100	4,366
Customer deposits/deferred revenue	5,007	5,473
Income tax payable	1,291	1,009
Total current liabilities	17,767	19,887
Deferred revenue	1,288	2,230
Deferred income taxes	1,716	—
Other accrued expenses, net of current portion	1,581	1,776
Total liabilities	22,352	23,893
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; authorized 25,000 shares; issued 16,925 and 16,809 shares at December 31, 2015 and December 31, 2014, respectively; 14,191 and 14,078 shares outstanding at December 31, 2015 and 2014, respectively	169	168
Additional paid-in capital	39,157	38,657
Accumulated other comprehensive income (loss):
Foreign currency translation	(6,229)	(2,325)
Postretirement benefit obligation	74	139
Retained earnings	29,595	47,062
	62,766	83,701
Less 2,734 and 2,731 of common shares in treasury, at December 31, 2015 and 2014, respectively, at cost	(18,254)	(18,239)
Total stockholders’ equity	44,512	65,462
Total liabilities and stockholders’ equity	$66,864	$89,355

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Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2015 and 2014

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net revenues	$27,124	$28,374	$92,829	$95,086
Cost of revenues	21,442	22,734	75,242	76,926
Gross profit	5,682	5,640	17,587	18,160
Selling and administrative expenses:
Selling	1,215	2,288	5,522	7,235
Administrative	4,701	2,959	16,594	12,740
Total selling and administrative expenses	5,916	5,247	22,116	19,975
Gain (loss) on the sale/disposal/transfer of assets	(31)	(2)	(425)	10
Income (loss) from operations	(265)	391	(4,954)	(1,805)
Net interest income	11	166	326	657
Equity income (loss) of equity method investments	1	(17)	96	78
Fair value adjustment for notes receivable	—	—	(1,595)	—
Other income, net	318	260	1,661	601
Income (loss) before income taxes	65	800	(4,466)	(469)
Income tax benefit (expense)	(1,248)	(482)	(13,001)	465
Net earnings (loss)	$(1,183)	$318	$(17,467)	$(4)
Basic earnings (loss) per share	$(0.08)	$0.02	$(1.24)	$0.00
Diluted earnings (loss) per share	$(0.08)	$0.02	$(1.24)	$0.00

Weighted average shares outstanding:
Basic	14,176	14,078	14,135	14,061
Diluted	14,176	14,215	14,135	14,061

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Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Twelve Months Ended December 31, 2015 and 2014

(In thousands)

(Unaudited)

	Years Ended December 31,
	2015	2014

Cash flows from operating activities:
Net earnings (loss)	$(17,467)	$(4)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Provision for doubtful accounts	1,379	92
Provision for obsolete inventory	1,970	(200)
Provision for warranty	800	—
Depreciation and amortization	2,332	1,924
Impairment of intangibles	638	—
Fair value adjustment to notes receivable	1,595	—
Equity in (income) loss of equity method investments	(96)	(78)
Fair value change in marketable securities	(118)	—
Gain loss on forward contracts	—	145
(Gain) loss on disposal or transfer of assets	425	(11)
Deferred income taxes	9,193	(4,533)
Share-based compensation expense	501	427
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, unbilled and notes receivable	8,044	758
Inventories	1,893	1,149
Other current assets	(166)	8
Accounts payable	(1,588)	(3,732)
Accrued expenses	(1,477)	(1,904)
Customer deposits/deferred revenue	(1,359)	1,229
Current income taxes	1,620	1,145
Other assets	(137)	(87)
Net cash provided by (used in) operating activities	7,982	(3,672)
Cash flows from investing activities:
Purchase of businesses, net of cash acquired	—	—
Purchase of equity securities	(5,983)	—
Capital expenditures	(442)	(1,982)
Proceeds from sales of assets	220	57
Net cash used in investing activities	(6,205)	(1,925)
Cash flows from financing activities:
Purchase of treasury stock	(15)	—
Proceeds from employee stock purchase plan	—	—
Payments on capital lease obligations	(200)	(14)
Excess tax benefits from share-based arrangements	12	(7)
Net cash provided by (used in) financing activities	(203)	(21)
Effect of exchange rate changes on cash and cash equivalents	(1,995)	(682)
Net decrease in cash and cash equivalents	(421)	(6,300)
Cash and cash equivalents at beginning of year	22,491	28,791
Cash and cash equivalents at end of year	$22,070	$22,491
Supplemental disclosure of cash paid for:
Interest	$45	$34
Income Taxes	$2,272	$1,724
Supplemental disclosure of non-cash investing and financing activities:
Capital lease obligations for property and equipment	$752	$310

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Reconciliation of Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Gross Margin Percentage and Adjusted Selling and Administrative Expenses Reconciliation

Adjusted gross profit, adjusted gross margin percentage and adjusted selling and administrative expenses are non-GAAP measures. The Company believes these measures provide a useful indication of profitability and basis for assessing and analyzing the operations of the Company as it transitions to a new Board and evaluates the Company’s lines of business without the impact of charges related to severance, facility consolidation, the proxy contest, inventory valuation, software intangibles impairment, bad debt and other charges.

These adjusted financial measures should not be considered in isolation or as a substitute for other profitability metrics prepared in accordance with GAAP. Adjusted financial measures, as presented, may not be comparable to similarly titled measures of other companies. Adjusted financial measures for 2015 are not tax effected due to the tax valuation allowance recorded in 2015.

Set forth below is a reconciliation of gross profit and selling and administrative expense to adjusted gross profit, adjusted gross margin percentage and adjusted selling and administrative expense. There were no similar items noted during the three months ended December 31, 2014. There was one similar item related to other charges noted during the twelve months ended December 31, 2014.

Reconciliation of Selling and Administrative
Unaudited, in thousands
Twelve months ended 31-Dec-15
Selling and administrative expenses	$5,916
Severance costs	(169)
Bad debt	(956)
Other charges	(251)
Adjusted selling and administrative expenses	$4,540

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Reconciliation of Gross Profit and Gross Margin Percentage
Unaudited, in thousands
	Twelve months ended 31-Dec-15
	Amount	Percentage
Gross profit	$17,587	18.9%
Inventory valuation	1,978	2.1%
Adjusted gross profit	$19,565	21.1%

Reconciliation of Selling and Administrative
Unaudited, in thousands
Twelve months ended 31-Dec-15
Selling and administrative expenses	$22,116
Severance costs	(864)
Facility consolidation costs	(333)
Proxy contest charges	(460)
Software intangibles impairment	(638)
Bad debt	(1,176)
Other charges	(431)
Adjusted selling and administrative expenses	$18,214

Reconciliation of Selling and Administrative
Unaudited, in thousands
Twelve months ended 31-De c-14

Selling and administrative expenses	$19,975
Other charges	(69)
Adjusted selling and administrative expenses	$19,906

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